                          [LETTERHEAD OF ROPES & GRAY]


                                                                      Exhibit l.
                                                                      ----------

                                             September 18, 2002

Western Asset Premier Bond Fund
117 East Colorado Blvd.
Pasadena, CA 91105

Ladies and Gentlemen:

         We have acted as counsel to Western Asset Premier Bond Fund (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 (File No. 333-90854) under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 811-10603) (the "Registration Statement"), as amended, with respect to the following preferred shares of beneficial interest, no par value: 1,440 Taxable Auction Market Preferred Shares, Series M, and 1,440 Taxable Auction Market Preferred Shares, Series W (collectively, the "AMPS"). The AMPS are to be sold pursuant to a Purchase Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Purchase Agreement") among the Fund, Western Asset Management Company, Western Asset Management Company Limited, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         We have examined the Fund's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as amended (the "Declaration of Trust"), and the Fund's Bylaws, as amended to date, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the AMPS. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Fund has been duly organized and is a validly existing unincorporated association under and by virtue of the laws of The Commonwealth of Massachusetts.

         2. The AMPS have been duly authorized and, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

Western Asset Premier Bond Fund                                September 18,2002


         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the AMPS for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the captions "Tax Matters" and "Legal Matters" in the Prospectus and "Tax Matters" and "Counsel" in the Statement of Additional Information, each contained in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     ----------------

                                                     Ropes & Gray